Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montreal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip enters into a sales and distribution agreement with PageNet

Montreal, September 17, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to announce that it has concluded a marketing and distribution agreement with Paging Network of Canada Inc. ("PageNet"), headquartered in Toronto. PageNet is currently the largest paging-only and wireless messaging company in Canada.

C-Chip's vehicle tracking solution known as the Shadow series uses PageNet Two-Way data network for wireless communications in Canada and the United States. The Shadow series was commercially introduced in the fall of 2003 and is currently being marketed across North America through a network of distributors and independent agents. With this Agreement, PageNet will be able to expand its offerings to include C-Chip's telemetry services to its business customers. Currently, PageNet can offer paging and wireless messaging services to 75% of Canadians.

Stephane Solis, President & CEO, C-Chip Technologies Corp., said: "I'm delighted that an organization with the market weight and highest standard of quality such as PageNet has chosen C-Chip as their supplier of effective mobile tracking solutions for fleet management. After years and millions invested to develop our technology, I'm very pleased to see that our urban fleet management solutions that we have designed for the automotive market are attracting the interest of one of the most significant players in the industry in Canada".

The agreement involves the nationwide distribution of C-Chip's complete line of wireless mobile tracking solutions for fleet management. Once the initial roll-out of C-Chip product offerings is completed by PageNet, it is expected that C-Chip's products and services will be marketed by PageNet under its own private label.

Garry Fitzgerald, Chairman, President & CEO of PageNet, indicated: "After a thorough review of the different wireless asset tracking solutions available on the market and extensive testing of the Shadow for close to a full year, we certainly believe C-Chip's solutions are exceptional. The Shadow is very easy to use, reliable and, in our view, is the most cost effective solution for the management of small to medium urban fleets. With this agreement with C-Chip, we believe our distribution network now has a very competitive offering to offer businesses fleet management solutions adapted to their needs."

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About PageNet
 Paging Network of Canada, Inc. is Canada's largest paging-only and wireless messaging company with approximately 250,000 customers. PageNet provides a full range of paging, smart meter reading and advanced wireless data services with the broadest local, regional and extensive coverage in Canada and the United States at the best price. Detailed information and coverage maps for all of PageNet services are available at www.pagenet.ca

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montreal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

About the C-ChipTM Technology
 The C-ChipTM is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:
Stephane Solis	George H. Rivers
President & CEO	Vice-President, National Sales Programs
C-Chip Technologies Corporation	PageNet
514-337-2447	416-207-4308
ssolis@c-chip.com	george_rivers@pagenet.ca

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.